                                  EXHIBIT 4.5

          THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) UPON THE DELIVERY BY THE HOLDER TO THE COMPANY OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, STATING THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH LAW IS AVAILABLE.

          THE TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.


                            EXERCISABLE ON OR BEFORE
                    5:00 P.M., NEW YORK TIME, June 11, 2001


     No. W1  _______

                              WARRANT CERTIFICATE

          This Warrant Certificate certifies that Renwick Capital Management, Inc. or registered assigns, is the registered holder of Warrants to purchase, at any time from June 12, 1996 until 5:00 P.M. New York City time on June 11, 2001 ("Expiration Date"), up to one hundred thousand (100,000) fully-paid and non-assessable shares of common stock, $.01 par value ("Common Stock"), of Carver Corporation, a Washington corporation (the "Company"), at the exercise prices, subject to adjustment in certain events (the "Exercise Price"), as set forth in Section 1 of that certain Warrant Agreement dated June 12, 1996 between the Company and Renwick Capital Management, Inc. (the "Warrant Agreement"), upon surrender of this Warrant Certificate and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the Warrant Agreement. Payment of the Exercise Price may be made in cash, by certified or official bank check in New York Clearing House funds payable


                              Page 72 of 74 Pages
     to the order of the Company, any combination of cash or check, or by wire transfer of immediately available funds.

          No Warrant may be exercised after 5:00 P.M., New York City time, on the Expiration Date, at which time all Warrants evidenced hereby, unless exercised prior thereto, shall thereafter be void.

          The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to in a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants.

          The Warrant Agreement provides that upon the occurrence of certain events, the Exercise Price and the type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the holder as set forth in the Warrant Agreement.

          Upon due presentment for registration of transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax, or other governmental charge imposed in connection therewith.

          Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate representing such number of unexercised Warrants.

          The Company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

          No holder of this Warrant Certificate shall be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, to give or withhold consent to any corporate action, or to receive dividends or


                              Page 73 of 74 Pages
     subscription rights or otherwise, until the Warrant evidenced by this Warrant Certificate shall have been exercised and the Common Stock issuable upon the exercise thereof shall have become deliverable as provided in the Warrant Agreement.

          All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

          IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.


     Dated:  June 12, 1996          CARVER CORPORATION



     [SEAL]                         By: /s/ Stephen M. Williams
                                       -------------------------------
                                    Name:  Stephen M. Williams
                                    Title:  President


     Attest:

     -------------------------


                              Page 74 of 74 Pages